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FLEXTRONICS INTERNATIONAL LTD.

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EXPLANATORY NOTE

The following is a form of letter sent by Flextronics International Ltd. to certain of its institutional investors in connection with Flextronics’ 2004 Annual General Meeting.

[FLEXTRONICS LETTERHEAD]

September 2, 2004

[Name of Institutional Investor]
[Title]
[Institution]
[Contact Address]
[City, State, Zip]

Dear [Name of Institutional Investor],

Enclosed for your review is our 2004 Annual Report and Proxy Statement for our annual general meeting scheduled for Thursday September 23, 2004.

On behalf of Michael Marks and the Flextronics Board of Directors, I am asking for your support this proxy season. Given the increased scrutiny of proposals to shareholders, particularly those relating to employee and executive compensation, I am writing to our most significant investors to request support for proposals # 5, #6 and # 7, which are amendments to our 2001 Equity Incentive Plan. These proposals will allow us to increase the number of shares authorized for issuance, to issue bonus stock awards, and to consolidate several stock-based compensation plans into our 2001 Equity Incentive Plan.

Flextronics and its Board of Directors believe that the granting of stock options has been integral to the success of our growth strategy, which has driven a 24% compounded annual return and a stock price appreciation of 514% since the Company first became publicly traded in 1993, versus 125% for the NASDAQ composite over the same time period. The granting of stock options is a significant tool to attract and retain quality employees who are committed to the Company’s continued success. We would like to ask you to focus on the following key highlights of our 2001 Equity Incentive Plan and the importance of the proposed amendments:

▶	Flextronics has never re-priced stock options, nor does our Plan allow for re-pricing.

▶	We are no longer allowed, under the recent shareholder-approval rules adopted by NASDAQ, to grant options under the various stock option plans assumed through acquisitions. As a result, Proposal #7 is seeking to consolidate these available options into our 2001 Plan. The consolidation of the options available to be issued under acquired stock option plans is logical, considering that they are not currently available for issuance, but they are included in our overhang calculation. This will enhance our ability to use our 2001 Plan for all of our employees.

▶	We believe our Option Plans are not equitably evaluated as compared to those of our peers by ISS. Because we are incorporated in Singapore, ISS applies its standard foreign voting guidelines in its evaluation of our option plan proposals. Under these guidelines, ISS opposes option plans that allow more than 5% of issued capital to be reserved for option grants. ISS notes that if Flextronics were incorporated in the United States, our Option Plan proposals would have been subjected to evaluation under its domestic compensation model, and that our proposed Plan amendments would have achieved ISS approval. Our peer group, including a Canadian competitor, is evaluated under this domestic compensation model, resulting in a competitive disadvantage for us in the evaluation process and subsequently our ability to hire talented management.

▶	With the proposed increase of 20,000,000 shares to the existing 2001 Plan, our voting power dilution (VPD) would be 12.7% as of June 30, 2004, which is lower than the average VPD of our peer group of 14.6%, based on the most recent proxy information available.

▶	As of June 30, 2004, 99% of the employee participants under the Plan were non-executive officers.

▶	The job market for high-tech workers is highly competitive throughout the globe. As a result, in order to attract and retain key employees and to remain competitive, we must have the ability to grant stock options at levels comparable to those of our peers.

Our continued success and relentless pursuit to provide maximum shareholder value is driven by the commitment of our employees. We request your support and urge you to vote in favor of the proposed amendments. Please feel free to call me at 408-576-7913 or Tom Smach at 408-576-7513 with any questions or comments. On behalf of the Board of Directors and the entire management team of Flextronics International Ltd., we thank you, a significant investor in the Company, for your continued support.

Regards

Robert R.B. Dykes
Chief Financial Officer